SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 26, 2005

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 27, 2005, Motive, Inc. (the “Company”) issued a press release announcing its financial results for the three-month and nine-month periods ended September 30, 2005, and as more fully described in Item 4.02 of this Form 8-K, the Company’s decision to restate its previously issued financial statements for the three-month periods ended March 31, 2005 and June 30, 2005, and for the six-month period ended June 30, 2005. The press release contains forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

The press release issued October 27, 2005 is furnished herewith as Exhibit 99.1 to this report. This information shall not be deemed filed for the purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such filing.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 26, 2005, the Company determined that it will restate its previously issued financial statements for the three-month periods ended March 31, 2005 and June 30, 2005, and for the six-month period ended June 30, 2005. As a result, the financial statements previously issued by the Company for these periods should no longer be relied upon.

The Company has concluded that restating the financial statements for these periods is appropriate because of the following facts. The Company executed a license agreement with a software reseller located in Europe during the first quarter of 2005, pursuant to which the reseller purchased for approximately $5.8 million maintenance and a license from the Company to permit the reseller to sublicense certain of the Company’s software to a specified current customer in Europe and potentially to other referred customers outside of North America.

The agreement provided for the reseller to pay $5.2 million in license fees to the Company on 90-day payment terms, and specifically stated payment was not contingent upon whether the reseller sublicensed the Company’s software to the specified customer. As of October 26, 2005, however, the reseller had not paid the amount owed under the agreement. In light of this fact combined with collection efforts by the Company during the third quarter, the Company has concluded that collectability of the amount owed is dependent upon the reseller sublicensing the software to the specified customer. As a result, the Company has concluded that it is appropriate to restate its previously issued financial statements for the three-month periods ended March 31, 2005 and June 30, 2005, and for the six-month period ended June 30, 2005, in order to eliminate the revenue and associated costs previously recognized during those periods from the reseller arrangement. The Company will recognize revenue from that arrangement when the Company’s revenue recognition criteria are satisfied. The Company intends to continue its collection efforts.

The Company will amend its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 to reflect the restatement described above.

The Audit Committee of the Board of Directors of the Company has discussed the issues described above with the Company’s independent registered public accounting firm.

Item 7.01. Other Events.

The press release attached hereto as Exhibit 99.1 is incorporated by reference into this Item 7.01.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 – Press Release of Motive, Inc. dated October 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 27, 2005

MOTIVE, INC.

By:	/s/ Paul Baker
Paul Baker Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Motive, Inc. dated October 27, 2005